Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of CleanCore Solutions, Inc. and its Subsidiary,

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of CleanCore Solutions, Inc. and its Subsidiary (the “Company”) of our report dated August 22, 2025, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K as of and for the years ended June 30, 2025 and 2024. Our report contained an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ TAAD, LLP

Diamond Bar, California September 24, 2025